EXHIBIT 99.6



Contacts:  Jerry B. Hook, Ph.D.            William McCulloch, M.B., Ch.B.,
                                           F.R.C.P.(glasg.), D.R.C.O.G.
           President & CEO                 Senior V.P. Research & Dev.
           Sparta Pharmaceuticals, Inc.    Sparta Pharmaceuticals, Inc.
           (215) 442-1700, ext. 205        (919) 361-3462



Release: IMMEDIATE

                         SPARTA PHARMACEUTICALS REPORTS
 INITIATION OF ASULACRINE TRIAL IN U.K. AND INITIAL CLOSING OF PRIVATE PLACEMENT
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     HORSHAM, PA, August 7, 1996  -- Sparta Pharmaceuticals, Inc.(Nasdaq:SPTA,
SPTAU, SPTAW and SPTAZ) reported that their collaborators in the United Kingdom, the Cancer Research Campaign, have initiated a second Phase I/pharmacokinetic trial with a new oral formulation of asulacrine, a potential anticancer agent to which Sparta has an option. The previous Phase I trial, which used an intravenous formulation, was completed in late 1995. However, toxicity of the i.v. formulation to veins led to the development of the current oral form.

     "The beginning of the oral trial represents an important step forward in our asulacrine development program", said Dr. William McCulloch, Sparta's Senior Vice President, Research and Development. "We believe this drug has potential in breast and lung cancer but the difficulties in administering the i.v. formulation were slowing progress. We are very pleased to be moving forward with testing of the oral formulation."

    The Company also today announced closings related to an ongoing private placement of equity securities. Gross proceeds to date amounted to $6,287,500. The securities sold were Units, or fractions thereof, with each Unit comprised of 10,000 shares of the Company's Series B Convertible Preferred Stock with a conversion price of $1.50 per share, and warrants to purchase 66,667 shares of the Company's Common Stock at $1.50 per share. Each Unit was priced at
$100,000.   The currently outstanding shares of the Company's Series A Preferred
Stock will be automatically converted  into Units sold in this private
placement.   The Units have not been registered under the Securities Act of
1933, or the "Blue Sky" laws of any state, and may not be offered or sold in The United States absent registration, or an applicable exemption from the registration requirements of, the Securities Act of 1933.

    Proceeds from this private placement are expected to be used to conduct human clinical trials of Spartaject(TM) busulfan, RII retinamide and L.A.D.D.
(TM) 5-FP, all of which have approved INDs, research and development activities and for working capital purposes.

     This news release contains forward-looking statements. Actual results could vary from those currently expected and involve risks and uncertainties, such as the inherent uncertainty of the drug development process, particularly with respect to product candidates in very early stages of development such as asulacrine, the duration and difficulty of obtaining necessary regulatory approvals, the ability of the Company to conclude further closings of the private placement and other risks detailed from time to time in the Company's SEC filings. The company undertakes no obligation to release publicly any revisions of these forward-looking statements which may be made to reflect events or circumstances after the date hereof.

     Sparta Pharmaceuticals is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases, including cancer, cardiovascular disorders and acute inflammation.


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